Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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January 13, 2011

American Assets Trust, Inc.

11455 El Camino Real, Suite 200

San Diego, California 92130

Re: American Assets Trust, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to American Assets Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-11 dated January 13, 2011 (the “Abbreviated Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an additional 2,875,000 shares of common stock, par value $.01 per share (the “Common Stock”). The Common Stock is to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a registration statement on Form S-11 (File No. 333-169326) of the Company that was declared effective on January 12, 2011 (as amended, the “Initial Registration Statement”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Initial Registration Statement concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion

January 13, 2011

we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1.	Commencing with its taxable year ending December 31, 2011, the Company will be organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and

2.	The statements set forth in the Initial Registration Statement under the caption “Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Initial Registration Statement or the Officer’s Certificate may affect the conclusions stated herein. As described in the Initial Registration Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

This opinion is rendered for your benefit in connection with the transaction described above. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our discretion, provided

January 13, 2011

that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law and persons purchasing Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm name in the Initial Registration Statement under the captions “Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP